EX‑35.13

(logo) WELLS FARGO	Commercial Mortgage Servicing D1086-120, 12th Floor 550 South Tryon Street Charlotte, NC 28202 1-800-326-1334

                Banc of America Merrill Lynch Commercial Mortgage Inc.

                Bank of America Tower

                One Bryant Park

                New York, NY 10036

                Attention: Leland F. Bunch

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of October 1, 2013, by and among Morgan Stanley Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Certificate Administrator, Certifiate Registrar, Authenticating Agent and Custodian, Midland Loan Services, A Division of PNC Bank, National Association, as Special Servicer, Trimont Real Estate Advisors, Inc, as Trust Advisor and U.S. Bank National Association, as Trustee with respect to Commercial Mortgage Pass-Through Certificates Series 2013-C12 (the "Agreement") as it relates to the Pari Passu portion of the Marriott Chicago River North Hotel loan that is in the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C11. Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 13.9 of the Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

3.        A review of the activities of the Master Servicer during the period from January 1, 2014 through December 31, 2014 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

4.        To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 6th day of March 2015.

/s/ Daniel Bober

Daniel Bober

Executive Vice President

Wells Fargo Bank